Press Release	Source: GREM USA

GREM USA Announces Move into New Facility

Tuesday February 28, 4:05 pm ET

FORT WAYNE, Ind.--(BUSINESS WIRE)--Feb. 28, 2006--GREM USA (OTCBB:GRMU - News) announced today that the Company has recently moved into its new facility located at 315 E. Wallace Street in Fort Wayne, IN.

Edward Miers, President/CEO of GREM USA, stated, "I am thrilled with the today's announcement and the progress we have made to move out of the leased space into our own new facility in Fort Wayne. I would like to thank the entire team at GREM for their dedicated work and all the efforts put forth to move into the new building."

"In our quest to accelerate the progress of transforming into a mass producer, I believe that GREM has reached yet another milestone with our move into the company's new building," stated Mr. Miers. "I am very pleased to announce that GREM USA will now be operating out of the new Fort Wayne facility."

Additionally, Mr. Miers stated, "On behalf of the Company I would like to announce to all fellow shareholders, that the Company is presenting for sale the first ten serial numbered custom built guitars of each of the five models to GREM shareholders on a first come basis thru March 31, 2006. This is an opportunity for a few lucky shareholders to purchase guitars that are destined to become vintage classics. I encourage any interested shareholders to contact the Company at 260-456-2354 for further details."

The Company presently has five original designs in its line of guitars. The Company's present guitar line includes the following designs: the "Uppercut", the "GREM Reaper", the "Free Radical", the "FT-101" and the "GREM Standard". Collectors and music enthusiasts interested in purchasing one of the Company's custom handmade guitars are encouraged to phone the Company directly at 260-456-2354 for more details.

About GREM USA

GREM USA is a development stage company focusing on design and manufacture of custom handmade and mass-produced electric and acoustic guitars, amplifiers and accessories. For more information, please contact Edward Miers, Chief Executive Officer, phone 260-456-2354. http://www.gremusa.com and additional designs can be viewed on the Greg Reszel website at http://www.gmreszel.com.

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, the Company's ability to execute its business strategy, the Company's ability to consummate and complete operations, the Company's access to future capital, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GREM USA, Fort Wayne

Edward Miers, 260-456-2354